Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

THE THIRD QUARTER OF FISCAL 2007

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727.499.1717	727.499.1717

➢	NET REVENUES INCREASED OVER 15% TO $9.8 MILLION

➢	POSITIVE EBITDA

➢	CONTINUED SIGNIFICANT QUARTER OVER QUARTER GROWTH

CLEARWATER, FL– November 13, 2007–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services, announced financial results for the third quarter ended September 28, 2007.

Net revenues for the 39-week period increased over 15 percent to approximately $9.8 million, compared to approximately $8.5 million for the same period last year. The increase in revenue primarily related to the continued expansion of services to existing customers and new technology customers. Cost of sales, which consist primarily of labor, software amortization, technology, facilities and other reimbursable expenses, increased by approximately 17 percent, to approximately $7.5 million, compared to approximately $6.4 million for the same period last year. As a percentage of revenue, cost of sales increased by approximately 1 percent compared to the same period last year. The increased cost of sales and the increase as a percentage of revenue resulted primarily from increased order volume, increased production capacity, increased lower margin revenue, technology enhancements and costs related to increased shipping revenue. General and Administrative expenses increased by approximately 14 percent to approximately $2.5 million compared with costs of approximately $2.2 million during the same period last year. The increase was primarily related to the increase in sales personnel and other overhead expenses related to the sales and marketing plan, increased infrastructure costs and employee benefits. The Company reported a net loss of approximately $372,300, or $(0.03) per weighted average share, compared with a net loss of $143,900, or $(0.01) per weighted average share for the same period last year.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc. commented, “We continue to have record revenue months and see the progress and success of our executive management’s concentration on the development of our sales department. The realignment of executive management has enabled the Company to handle the rapid growth that Jagged Peak is experiencing without a deterioration of services. We will continue the execution of our strategic plan that we set over a year ago.” Mr. Demirdjian also commented, “As our revenue stream and our infrastructure continue to stabilize and improve, we will look to new ways to expedite the growth of Jagged Peak to increase the overall value to our shareholders.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “Although it has been a challenge, management continues to grow capacity of sales, production and infrastructure while maintaining positive EBITDA. Our capacity has grown significantly over the prior year as we head into what should be a very busy fourth quarter. The Company had positive operating income for the thirteen weeks ended September 28, 2007, which is another strong indication of our solid strategic plan of growing the Company profitably.” Mr. Norstrud also commented, “We have started to implement our investor relations strategy, which will include, but not be limited to, creating potential investor awareness, increasing the number of shares that can trade on the open market, without unnecessarily diluting the current inventors and active communication with our current investors. We will continue to focus on the long term value of the stock, which dictates our first concentration is taking care of the Company.”

EBITDA for the 39-week period ended September 28, 2007 was approximately $113,700 compared to approximately $305,500 in the comparable period of the prior year. The decrease in the EBITDA is primarily related to the increased general and administrative expenses related to the sales and marketing strategy and management’s efforts to increase technology capacities to meet the expected growth requirements. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation. The Company believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. In order to reconcile EBITDA to net loss (the most comparable GAAP financial measure), the following reconciliation is provided.

	For the 39-weeks ended
	September 28, 2007	September 29, 2006
Net loss as reported	$(372,300)	$(143,900)
Income tax benefit	(183,300)	(64,800)
Interest expense	396,600	141,000
Depreciation and amortization	272,700	373,200

EBITDA	$113,700	$305,500

USE OF GAAP AND NON-GAAP MEASURES

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this report earnings “EBITDA,” with EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (E-business Dynamic Global Engine), is a completely web-based software application that enables companies to automate and optimize order management, inventory and fulfillment business processes across multiple distribution points, customers, suppliers, and partners in real-time.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. Deloitte and Touche’s Fast 50/Fast 500 program has recognized Jagged Peak as one of America’s fastest growing technology companies for four consecutive years (2000-2004). For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 29, 2006.

-Tables Follow-

Jagged Peak, Inc.

Statements of Operations (Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue
Gross revenue	$4,097,000	$3,396,300	$12,174,100	$10,609,700
Discounts, freight and other	(706,400)	(705,800)	(2,328,300)	(2,061,600)

Net revenues	3,390,600	2,690,500	9,845,800	8,548,100
Cost of sales	2,446,600	1,976,100	7,463,100	6,377,700

Gross profit	944,000	714,400	2,382,700	2,170,400

Operating expenses:
General and administrative expenses	914,100	775,000	2,541,700	2,230,200

Operating income (loss)	29,900	(60,600)	(159,000)	(59,800)

Other expenses:
Interest expense	130,700	35,400	396,600	141,000
Loss on disposal of assets				7,900

Total other expenses	130,700	35,400	396,600	148,900

Loss before tax benefit	(100,800)	(96,000)	(555,600)	(208,700)

Provision for income tax benefit	(30,700)	(30,300)	(183,300)	(64,800)

Net loss	$(70,100)	$(65,700)	$(372,300)	$(143,900)

Weighted average number of common shares outstanding – basic & fully diluted	14,339,053	13,992,631	14,058,493	13,901,509

Net loss per share – basic & fully diluted	$(0.00)	$(0.00)	$(0.03)	$(0.01)

Jagged Peak, Inc.

Balance Sheet

September 28, 2007 (Unaudited)

Assets
Current assets:
Cash	$619,400
Accounts receivable, net of allowance for doubtful accounts of $120,000	1,380,500
Other receivable	80,700
Work in process, net of allowance of $30,000	207,800
Deferred tax asset	67,700
Deposits and other current assets	419,800

Total current assets	2,775,900
Property and equipment, net of accumulated depreciation of $1,648,600	359,600
Other assets:
EDGE Platform, net of accumulated amortization of $1,229,700	84,900
Deferred tax asset	1,298,400
Other assets	388,600

Total long-term assets	2,131,500
Total assets	$4,907,400

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$1,101,400
Accrued payroll	465,000
Other accrued expenses	46,400
Deferred rent	25,500
Revolving note, $930,000 available at September 28, 2007	—
Notes payable, current portion	450,000
Deferred revenue and customer deposits	680,000

Total current liabilities	2,768,300
Long-term liabilities:
Notes payable, net of current portion	1,550,000
Deferred rent	99,100

Total long-term liabilities	1,649,100
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding;
Common stock, $.001 par value; 70,000,000 shares authorized;
14,627,594 shares issued and outstanding	14,700
Additional paid-in capital	3,321,600
Accumulated deficit	(2,846,300)

Total stockholders’ equity	490,000
Total liabilities and stockholders’ equity	$4,907,400